EXHIBIT 5.1

FORM OF OPINION OF ARNOLD & PORTER

June 24, 2003

Board of Directors
IMPSAT Fiber Networks, Inc.
Elvira Rawson de Dellepiane 150
Piso 8, C1107BCA
Buenos Aires, Argentina

Ladies and Gentlemen:

     We are acting as counsel to IMPSAT Fiber Networks, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), with respect to the registration for the sale under the Securities Act of 1933, as amended (the “Act”), of $67,531,000 aggregate principal amount of the Company’s 6% Series A Senior Guaranteed Convertible Notes due 2011, $23,906,000 aggregate principal amount of the Company’s 6% Series B Senior Guaranteed Convertible Notes due 2011 (collectively, the “Debt Securities”), 2,884,659 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), and 2,677,975 warrants, each entitling the holder thereof to purchase one share of the Common Stock for $15.00 prior to the eighth anniversary of the date of issuance (the “Warrants”) (we refer to the Common Stock and the Warrants, collectively as the “Equity Securities”). This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601 (b) (5) of Regulation S-K, 17 C.F.R. (S) 229.601 (b) (5), in connection with the Registration Statement.

     For purposes of this opinion, we have examined such corporate records of the Company, including executed copies of the Registration Statement, the Company’s Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, resolutions of the Company’s Board of Directors (including resolutions relating to the issuance of the Securities and arrangements in connection therewith), Indentures dated as of March 25, 2003 by and among the Company, IMPSAT S.A. (the “Guarantor”), and The Bank of New York (the “Trustee”), a Warrant Agreement dated as of March 25, 2003 by and among the Company, the Guarantor, and the Trustee, and such other documents as deemed necessary for rendering this opinion hereafter expressed.

     In our examination of the aforesaid documents, we assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed the accuracy, completeness and authenticity of statements of fact on which we are relying and have made no independent investigations thereof. This opinion is given, and all statements herein are made, in the context of the foregoing.

     This opinion is based as to matters of law solely on the federal laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

     Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Debt Securities are valid and legally binding obligations of the Company and (ii) the Equity Securities are validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to reference this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

/s/ Arnold & Porter